COMISKEY & COMPANY

789 Sherman Street, Suite 440

Denver CO 80203

Phone: (303)-830-2255

Fax: (303)-830-0876

July 16, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.

USA 20549

Dear Sir and/or Madam:

We have read the statements that we understand Sunburst Acquisitions IV, Inc. will include under Item 4 of the Form 8-K it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with the other statements made under Item 4.

Yours truly,

/s/ Comiskey & Company

COMISKEY & COMPANY

Professional Corporation

cc:  Savoy Resources Corp.